Exhibit (a)(1)(A)

Offer to Purchase

by

The Hackett Group, Inc.

Up to $40 Million in Value of Shares of Its Common Stock

At a Cash Purchase Price Not Greater than $21.00 per Share

Nor Less than $18.30 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT

12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON DECEMBER 4, 2025,

UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED,

THE “EXPIRATION DATE”) OR TERMINATED

The Hackett Group, Inc., a Florida corporation (the “Company,” “Hackett,” “we,” “us” or “our”), invites our stockholders to tender up to $40 million in value of shares of our common stock, $0.001 par value per share (the “Shares”), for purchase by us at a price not greater than $21.00 nor less than $18.30 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

We are offering to purchase up to $40 million in value of Shares in the Offer. Upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described in this Offer to Purchase, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from, taking into account the total number of Shares tendered and the prices specified, or deemed specified, by tendering stockholders. We will select the lowest single purchase price, not greater than $21.00 nor less than $18.30 per Share, that will allow us to purchase $40 million in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn from the Offer (such purchase price, the “Final Purchase Price”). If, based on the Final Purchase Price, Shares having an aggregate value of less than $40 million are properly tendered and not properly withdrawn from the Offer, we will buy all Shares properly tendered and not properly withdrawn from the Offer. All Shares acquired in the Offer will be acquired at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. Only Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. We may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Shares having an aggregate value in excess of $40 million are properly tendered and not properly withdrawn from the Offer, because of the proration and conditional tender provisions described in this Offer to Purchase. Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

At the maximum Final Purchase Price of $21.00 per Share, we could purchase 1,904,761 Shares if the Offer is fully subscribed, which would represent approximately 7.02% of the issued and outstanding Shares as of November 3, 2025. At the minimum Final Purchase Price of $18.30 per Share, we could purchase 2,185,792 Shares if the Offer is fully subscribed, which would represent approximately 8.06% of the issued and outstanding Shares as of November 3, 2025.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED AND IS NOT SUBJECT TO A FINANCING CONDITION. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

The Shares are listed and traded on the Nasdaq Stock Market under the symbol “HCKT.” On November 4, 2025, the last full trading day prior to the commencement of the Offer, the reported closing price of the Shares on the Nasdaq Stock Market was $17.66 per Share. The Final Purchase Price determined in the Offer may be lower than the reported closing price on the Expiration Date. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, BOFA SECURITIES, INC., THE DEALER MANAGER FOR THE OFFER (THE “DEALER MANAGER”), GEORGESON LLC, THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

THE OFFER HAS NOT BEEN APPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Dealer Manager for the Offer is:

BofA Securities

Offer to Purchase dated November 5, 2025

IMPORTANT

If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at 12:00 midnight, New York City time, at the end of the day on December 4, 2025 (unless the Offer is extended or terminated):

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you;

•

if you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer;

•

if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3;

•

if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason;

•	if you are a holder of restricted stock or restricted stock units (“RSUs”), you may only tender Shares that you have acquired through vesting of such equity awards; or

•

if you are a participant in the Company’s Employee Stock Purchase Plan (“ESPP”), you may tender Shares that you have purchased through the ESPP. You may not tender Shares that you are eligible to purchase in the current purchase period that will end on December 31, 2025 (even if you have made purchase contributions via payroll deductions during the current purchase period). If you have purchased Shares through the ESPP up to and including the purchase period that ended June 30, 2025, and hold such Shares at Morgan Stanley Smith Barney LLC (administrator of our ESPP) (“Morgan Stanley”), contact Morgan Stanley and request that Morgan Stanley tender your Shares. If you have transferred your ESPP Shares from Morgan Stanley to another account, such Shares may be tendered in the Offer from that account.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer.” If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $18.30 per Share. You should understand that this election may lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of $18.30 per Share.

i

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

ii

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SUMMARY TERM SHEET

We are providing this summary for your convenience. It highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase and the Letter of Transmittal. We urge you to read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Shares?

The issuer of the Shares, The Hackett Group, Inc., a Florida corporation, is offering to purchase the Shares. See Section 1.

What is The Hackett Group, Inc. offering to purchase?

We are offering to purchase up to $40 million in value of Shares. See Section 1.

What is the purpose of the Offer?

We believe that the Offer is a prudent use of our financial resources given our business profile, assets and current market price. This Offer reflects our confidence in our future outlook and long-term value. Accordingly, we believe that an investment in our Shares at the range of offered prices continues to represent an attractive use of our available cash. We believe that shrinking our equity base, in conjunction with continued appropriate investment in our business, will create long-term value for our stockholders.

We believe that the tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment, if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the trading of the Shares on the Nasdaq Stock Market) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2, Section 9 and Section 11.

The Offer also provides our stockholders with an efficient way to sell their Shares without incurring broker’s fees or commissions associated with open market sales. See Section 1 and Section 2.

How many Shares will we purchase in the Offer?

We will purchase up to $40 million in value of Shares in the Offer or a lower amount depending on the number of Shares properly tendered and not properly withdrawn from the Offer. At the maximum Final Purchase Price of $21.00 per Share, we could purchase 1,904,761 Shares if the Offer is fully subscribed, which would represent approximately 7.02% of the issued and outstanding Shares as of November 3, 2025. At the minimum Final Purchase Price of $18.30 per Share, we could purchase 2,185,792 Shares if the Offer is fully subscribed, which would represent approximately 8.06% of the issued and outstanding Shares as of November 3, 2025. If, based on the Final Purchase Price, more than $40 million in value of Shares are properly tendered and not properly withdrawn from the Offer, we will purchase all Shares tendered at or below the Final Purchase Price, subject to the proration and conditional tender provisions described in this Offer to Purchase. We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on any minimum number of Shares being tendered and is not subject to a financing condition. However, the Offer is subject to certain other conditions. See Section 7.

In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

What will the purchase price for the Shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your Shares. The price range for the Offer is $21.00 to $18.30 per Share. We will select the single lowest purchase price, not greater than $21.00 nor less than $18.30 per Share, that will allow us to purchase $40 million in value of Shares at such price, based on the number of Shares tendered, or, if fewer Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn from the Offer. We will purchase all Shares at the Final Purchase Price, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any Shares tendered at a price above the Final Purchase Price.

If you wish to maximize the chance that we will purchase your Shares, you should check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered,” indicating that you will accept the Final Purchase Price. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Shares being purchased at the minimum price of $18.30 per Share, a price that could be below the closing price of the Shares on the Nasdaq Stock Market on the Expiration Date. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares.

If we purchase your Shares in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

How will we pay for the Shares?

The maximum value of Shares purchased in the Offer will be $40 million. We expect the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, to be approximately $40.6 million. We intend to pay for the share repurchase from cash borrowed under our $100 million credit facility (the “Credit Facility”). See Section 9.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire at 12:00 midnight, New York City time, at the end of the day on December 4, 2025, unless we extend or terminate the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, it will delay the acceptance of any Shares that have been tendered. See Section 14. We can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any other amendment to the Offer by making a public announcement of the amendment as soon as practicable. See Section 14. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including:

•	no legal action shall be pending or have been taken that could, in the reasonable judgment of the Company, prohibit or adversely affect the consummation of the Offer;

•

no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

•

no decrease of more than 10% in the market price of the Shares on the Nasdaq Stock Market or no decrease of more than 10% in the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Stock Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured as of the close of trading and from the close of trading on November 4, 2025, the last full trading day prior to the commencement of the Offer, shall have occurred;

•

(i) no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, involving the United States that is reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred on or after November 5, 2025, and (ii) no material escalation of any war or armed hostilities involving the United States which had commenced prior to November 5, 2025 that is reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

•

no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

•	no person shall have proposed, announced or taken certain actions that could lead to the acquisition of us or a change of control transaction;

•

no material adverse change in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects shall have occurred during the Offer; and

•

we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares there will be a reasonable likelihood that the Shares either (1) will be held of record by fewer than 300 persons or (2) will be delisted from the Nasdaq Stock Market or be eligible for deregistration under the Exchange Act.

The Offer is subject to these conditions, all of which are described in greater detail in Section 7. However, the Offer is not conditioned on any minimum number of Shares being tendered and is not subject to a financing condition.

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following before 12:00 midnight, New York City time, at the end of the day on December 4, 2025, or any later time and date to which the Offer may be extended:

•	If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you;

•

If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at the address appearing on the back cover page of this Offer to Purchase;

•	If you are an institution participating in the Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3;

•

If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason;

•	If you are a holder of restricted stock or RSUs, you may only tender Shares that you have acquired through vesting of such equity awards; or

•

If you are a participant in the Company’s ESPP, you may tender Shares that you have purchased through the ESPP. You may not tender Shares that you are eligible to purchase in the current purchase period that will end on December 31, 2025 (even if you have made purchase contributions via payroll deductions during this purchase period). If you have purchased Shares through the ESPP up to and including the purchase period that ended June 30, 2025, and hold such Shares at Morgan Stanley (administrator of our ESPP), contact Morgan Stanley and request that Morgan Stanley tender your Shares. If you have transferred your ESPP Shares from Morgan Stanley to another account, such Shares may be tendered in the Offer from that account.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer

Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Yes. You may withdraw any Shares you have tendered at any time before 12:00 midnight, New York City time, at the end of the day on December 4, 2025, or any later Expiration Date, if the Offer is extended. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time after 12:00 midnight, New York City time, on January 5, 2026. See Section 4.

How do I withdraw Shares I previously tendered?

To properly withdraw Shares, you must deliver on a timely basis (see prior question) a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

In what order will you purchase the tendered Shares?

If the conditions to the Offer have been satisfied or waived and Shares having a value of $40 million or less have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase all Shares properly tendered and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and Shares having a value in excess of $40 million, measured at the maximum price at which such Shares have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase Shares:

•

first, subject to the conditional tender provisions described in Section 6, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional Shares, from all stockholders who have properly tendered Shares at or below the Final Purchase Price and have not properly withdrawn them prior to the Expiration Date; and

•

second, if necessary to permit us to purchase Shares having a value of $40 million (or such greater amount as we may elect to purchase, subject to applicable law), from stockholders who have properly tendered Shares at or below the Final Purchase Price conditionally (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them prior to the Expiration Date. See Section 6.

Therefore, it is possible that we will not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1.

What does the Board of Directors think of the Offer?

Our Board of Directors has authorized us to make the Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offer. See Section 2. You should discuss whether to tender your Shares with your broker or other financial or tax advisors.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. All of our directors and executive officers have indicated that they do not currently intend to participate in the Offer. The equity ownership of our non-tendering directors, executive officers and affiliates will increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

If I decide not to tender, how will the Offer affect my Shares?

Stockholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. See Section 2.

Following the Offer, will you continue as a public company?

Yes. We believe that the Shares will continue to be listed on the Nasdaq Stock Market and that we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2 and Section 7.

When and how will you pay me for the Shares I tender?

We will pay the Final Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Shares until at least two business days after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

If I am a holder of unvested restricted stock or RSUs, how do I participate in the Offer?

We are not offering to purchase restricted stock or RSUs which have not vested as part of the Offer, and tenders of such equity awards will not be accepted. See Section 3.

If I am a participant in the Company’s ESPP, how do I participate in the Offer?

If you are a participant in the Company’s ESPP, you may tender Shares that you have purchased through the ESPP. You may not tender Shares that you are eligible to purchase in the current purchase period that will end on December 31, 2025 (even if you have made purchase contributions via payroll deductions during the current purchase period). If you have purchased Shares through the ESPP up to and including the purchase period that ended June 30, 2025, and hold such Shares at Morgan Stanley (administrator of our ESPP), contact Morgan Stanley and request that Morgan Stanley tender your Shares. If you have transferred your ESPP Shares from Morgan Stanley to another account, such Shares may be tendered in the Offer. See Section 3.

What is a recent market price of my Shares?

On November 4, 2025, the last full trading day prior to the commencement of the Offer, the reported closing price of the Shares on the Nasdaq Stock Market was $17.66 per Share. The Final Purchase Price determined in the Offer may be lower than the reported closing price on the Expiration Date. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What are the United States federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer.

If you are a non-U.S. Holder (as defined in Section 13), because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a non-U.S. Holder, you may be subject to withholding on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable Internal Revenue Service (“IRS”) Form W-8. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor regarding the application of United States federal income tax withholding and backup withholding, including your eligibility for a withholding tax reduction or exemption and the refund procedure.

Who should I contact with questions about the Offer?

The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is Georgeson LLC and the Dealer Manager is BofA Securities, Inc. Their contact information is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections and our management’s belief and assumptions about us, our future performance and our business. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Such words as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” and “continue,” as well as variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees and involve certain risks, uncertainties and assumptions that are difficult to predict. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 27, 2024. The accuracy of our expectations and predictions is also subject to the following risks and uncertainties:

•	our ability to complete the Offer;

•

the price and time at which we may make any additional Share repurchases following completion of the Offer, the number of Shares acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases;

•

our increased leverage incurred to purchase Shares in the Offer and to pay all related fees and expenses, which could have material adverse effects on us, including, but not limited to, those discussed under the subsection entitled “General” in Section 9; and

•

changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Except as required by applicable law, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates. Notwithstanding the foregoing, at any time prior to the Expiration Date for the Offer, we are obligated to update this Offer to Purchase to reflect material changes in the information contained herein. Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with the Offer.

INTRODUCTION

To the holders of our common stock:

We invite our stockholders to tender up to $40 million in value of Shares for purchase by us at a price not greater than $21.00 nor less than $18.30 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal which together, as they may be amended or supplemented from time to time, constitute the “Offer.”

Upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described in this Offer to Purchase, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified, or deemed specified, by tendering stockholders. We will select the lowest single purchase price, not greater than $21.00 nor less than $18.30 per Share, that will allow us to purchase $40 million in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn from the Offer. We refer to the price we will select as the “Final Purchase Price.” We will acquire all Shares in the Offer at the Final Purchase Price, on the terms and subject to the conditions of the Offer, including proration and conditional tender provisions.

We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may not purchase all of the Shares tendered at or below the Final Purchase Price because of the proration (because Shares having an aggregate value greater than the value we seek are properly tendered) and conditional tender provisions described in this Offer to Purchase. If, based on the Final Purchase Price, Shares having an aggregate value of less than $40 million are properly tendered and not properly withdrawn from the Offer, we will buy all Shares properly tendered and not properly withdrawn from the Offer. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tender provisions, will be returned to the tendering stockholders promptly after the Expiration Date. See Section 1.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer in compliance with applicable law. See Section 1 and Section 14.

If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. If you are a holder of restricted stock or RSUs, you may only tender Shares that you have acquired through vesting of such equity awards.

If you are a participant in the Company’s ESPP, you may tender Shares that you have purchased through the ESPP. You may not tender Shares that you are eligible to purchase in the current purchase period that will end on December 31, 2025 (even if you have made purchase contributions via payroll deductions during the current purchase period). If you have purchased Shares through the ESPP up to and including the purchase period that ended June 30, 2025, and hold such Shares at Morgan Stanley, contact Morgan Stanley and request that Morgan Stanley tender your Shares. If you have transferred your ESPP Shares from Morgan Stanley to another account, such Shares may be tendered in the Offer from that account.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED AND IS NOT SUBJECT TO A FINANCING CONDITION. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. All of our directors and executive officers have indicated that they do not currently intend to participate in the Offer. The equity ownership of our non-tendering directors, executive officers and affiliates will increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Information Agent and the Depositary. See Section 15.

As of November 3, 2025, we had approximately 27,130,815 issued and outstanding Shares. As of November 3, 2025, an aggregate of 2,294,739 Shares remained available for future awards under our equity compensation plan (described in Section 11). As of November 3, 2025, there were no Shares subject to currently outstanding options. We also have awarded an aggregate of 2,498,820 Shares in respect of restricted stock and RSUs which remain unvested as of the date of the Offer. At the maximum Final Purchase Price of $21.00 per Share, we could purchase 1,904,761 Shares if the Offer is fully subscribed, which would represent approximately 7.02% of the issued and outstanding Shares as of November 3, 2025. At the minimum Final Purchase Price of $18.30 per Share, we could purchase 2,185,792 Shares if the Offer is fully subscribed, which would represent approximately 8.06% of the issued and outstanding Shares as of November 3, 2025. The Shares are listed and traded on the Nasdaq Stock Market under the symbol “HCKT.” On November 4, 2025, the last full trading day prior to the commencement of the Offer, the reported closing price of the Shares on the Nasdaq Stock Market was $17.66 per Share. The Final Purchase Price determined in the Offer may be lower than the reported closing price on the Expiration Date. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8 and Section 11.

Our principal executive offices are located at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida 33131 and our phone number is (305) 375-8005.

THE OFFER

1. Number of Shares; Proration. Upon the terms and subject to the conditions of the Offer, we will purchase up to $40 million in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn from the Offer in accordance with Section 4 before the Expiration Date at a price not greater than $21.00 nor less than $18.30 per Share, to the seller in cash, less any applicable withholding taxes and without interest (such purchase price, the “Final Purchase Price”). If, based on the Final Purchase Price, Shares having an aggregate value of less than $40 million are properly tendered and not properly withdrawn from the Offer, we will buy all Shares properly tendered and not properly withdrawn from the Offer.

The term “Expiration Date” means 12:00 midnight, New York City time, at the end of the day on December 4, 2025, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must either (1) specify that they are willing to sell their Shares to us at the Final Purchase Price (which could result in the tendering stockholder receiving a purchase price per Share as low as $18.30), or (2) specify the price or prices, not greater than $21.00 nor less than $18.30 per Share, at which they are willing to sell their Shares to us under the Offer. Prices may be specified in multiples of $0.10. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the number of Shares tendered and the prices specified by tendering stockholders. We will select the lowest single purchase price, not greater than $21.00 nor less than $18.30 per Share, that will allow us to purchase $40 million in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn from the Offer. We will purchase all Shares in the Offer at the Final Purchase Price.

If you specify that you are willing to sell your Shares to us at the Final Purchase Price (which could result in you receiving a purchase price per Share as low as $18.30), your Shares will be deemed to be tendered at the minimum price of $18.30 per Share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of $18.30 per Share.

We will announce the Final Purchase Price by press release as promptly as practicable after such determination has been made. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Shares until at least two business days after the Expiration Date. We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Shares representing more than $40 million (or such greater number of Shares as we may choose to purchase without amending or extending the Offer) are properly tendered and not properly withdrawn from the Offer, because of the proration and conditional tender provisions of the Offer. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense, promptly following the Expiration Date.

By following the Instructions to the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer in compliance with applicable law. See Section 14.

In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration. The proration period and withdrawal rights also expire on the Expiration Date.

The Offer is not conditioned on any minimum number of Shares being tendered and is not subject to a financing condition. The Offer is, however, subject to certain other conditions. See Section 7.

Priority of Purchases. If the conditions to the Offer have been satisfied or waived and Shares having a value of $40 million or less have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase all Shares properly tendered and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and Shares having a value in excess of $40 million, measured at the maximum price at which such Shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase Shares:

•

first, subject to the conditional tender provisions described in Section 6, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional Shares, from all stockholders who have properly tendered Shares at or below the Final Purchase Price and have not properly withdrawn them prior to the Expiration Date; and

•

second, if necessary to permit us to purchase Shares having a value of $40 million (or such greater amount as we may elect to purchase, subject to applicable law), from stockholders who have properly tendered Shares at or below the Final Purchase Price conditionally (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them prior to the Expiration Date.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase more than $40 million in value of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn from the Offer by such stockholder to the total number of Shares properly tendered and not properly withdrawn from the Offer by all stockholders at or below the Final Purchase Price, subject to conditional tenders. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn from the Offer, and because of the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least two business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer. We believe that the Offer is a prudent use of our financial resources given our business profile, assets and current market price. This Offer reflects our confidence in our future outlook and long-term value. This Offer is an element of our overall plan to enhance stockholder value. Accordingly, we believe that an investment in our Shares at the range of offered prices continues to represent an attractive use of our available cash. We believe that shrinking our equity base, in conjunction with continued appropriate investment in our business, will create long-term value for our stockholders.

We believe that the modified “Dutch auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment, if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

The Offer also provides our stockholders with an efficient way to sell their Shares without incurring broker’s fees or commissions associated with open market sales. See Section 1.

In considering the Offer, we took into account the expected financial impact of the Offer, including our use of indebtedness to fund the Offer. We believe that the Offer, which is part of our increased share repurchase program, is an efficient way to improve stockholder returns. On November 4, 2025, we announced that our Board of Directors had authorized an additional $40 million for our share repurchase program and, following the completion or termination of the Offer, we intend to, from time to time, continue to repurchase Shares under the repurchase program. As of November 3, 2025, there was approximately $52.6 million available for share repurchases under the share repurchase program. The amount of Shares we buy and timing of any such repurchases in the future will depend on a number of factors, including our stock price, the availability of cash on hand and/or financing to pay for such repurchases and blackout periods in which we are restricted from repurchasing Shares. Based on our experience, we currently believe we should be able to accomplish our additional repurchase goals through private block purchases and market transactions. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. All of our directors and executive officers have indicated that they do not currently intend to participate in the Offer. The equity ownership of our non-tendering directors, executive officers and affiliates will increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

Certain Effects of the Offer. Stockholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. These stockholders will also continue to bear the risks associated with owning the Shares, including risks resulting from our purchase of Shares in the Offer. Stockholders may be able to sell non-tendered Shares in the future on the Nasdaq Stock Market or otherwise, at a net price significantly higher or lower than the Final Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the Nasdaq Stock Market, we do not believe that our purchase of Shares under the Offer will cause our remaining outstanding Shares to be delisted from the Nasdaq Stock Market. We also believe that our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not result in the Shares being delisted from the Nasdaq Stock Market or being eligible for deregistration under the Exchange Act. See Section 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

We intend to retire the Shares we acquire pursuant to the Offer.

Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization;

•

any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming delisted from the Nasdaq Stock Market or ceasing to be authorized to be quoted on the Nasdaq Stock Market;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of our securities, other than pursuant to our share repurchase program and the grant of restricted stock, RSUs, stock options or other equity awards to employees in the ordinary course of business; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Nothing in the Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although we may not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Stockholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 midnight, New York City time, at the end of the day on December 4, 2025 by the Depositary at its address set forth on the back cover of this Offer to Purchase.

In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares under the Offer must complete the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” by either (1) checking the box in the section entitled “Shares Tendered At Price Determined Under The Offer” or (2) checking one of the boxes in the section entitled “Shares Tendered At Price Determined By Stockholder,” indicating the price at which Shares are being tendered.

Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that we will purchase their Shares, they should check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the Letter of Transmittal under the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered.” Note that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Shares being purchased at the minimum price of $18.30 per Share. If tendering stockholders wish to indicate a specific price (in multiples of $0.10) at which their Shares are being tendered, they must check the appropriate box in the section entitled “Shares Tendered At Price Determined By Stockholder” in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price.

Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.

Stockholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal; or

•

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•

one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATE FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery. If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

•

the Depositary receives at the address listed on the back cover of this Offer to Purchase and within the period of one Nasdaq Stock Market trading day after the Expiration Date, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, email transmission or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Procedures for Stock Options. We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise into the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

Procedures for Unvested Restricted Stock and RSUs. We are not offering, as part of the Offer, to purchase any outstanding shares of unvested restricted stock or RSUs, and tenders of unvested restricted stock or RSUs will not be accepted.

Procedures for participants in the Company ESPP. We are not offering, as part of the Offer, to purchase contributions deducted via payroll which are being held for future Share purchases under the ESPP. To tender

Shares that you have purchased through the ESPP up to and including the purchase period that ended June 30, 2025, and held at Morgan Stanley (administrator of our ESPP), contact Morgan Stanley and request that Morgan Stanley tender your Shares. If you have transferred your ESPP Shares from Morgan Stanley to another account, such Shares may be tendered in the Offer from that account.

Return of Unpurchased Shares. If any tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a stockholder’s certificate(s) are tendered, we will return certificates for unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a challenge of such determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties, subject to a challenge of such determination in a court of competent jurisdiction. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. Neither we nor the Dealer Manager, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (2) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact Computershare Trust Company, N.A., the Depositary and transfer agent for the Shares, at (781) 575-2879 or toll free at (877) 373-6374 for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

Backup Withholding. Under the United States federal income tax laws, payments to a tendering stockholder may be subject to backup withholding at the statutory rate (currently 24%), unless a tendering stockholder:

•	provides a correct taxpayer identification number and any other required information; or

•

is an exempt recipient (including, among others, generally all corporations and certain non-U.S. Holders (as defined in Section 13)) and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

To prevent such backup United States federal income tax withholding, each stockholder who is a U.S. Holder (as defined in Section 13) and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the stockholder’s taxpayer identification number and provide certain other information by completing, under penalties of perjury, the IRS Form W-9 included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a penalty imposed by the IRS. For a non-U.S. Holder (as defined in Section 13) to qualify as an exempt recipient, such non-U.S. Holder must submit the appropriate IRS Form W-8, signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). See Instruction 10 to the Letter of Transmittal.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Stockholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

United States Federal Withholding Tax on Payments to Non-U.S. Holders. Because it is unclear whether the cash received by a non-U.S. Holder (as defined in Section 13) in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduction in or exemption from withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made, a properly completed and executed IRS Form W-8BEN or Form W-8BEN-E, as applicable, claiming such reduction or exemption. In order to claim an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made, a properly completed and executed IRS Form W-8ECI. To the extent non-U.S. Holders tender Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such non-U.S. Holders should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the “complete redemption,” “substantially disproportionate redemption” or “not essentially equivalent to a dividend” tests described in Section 13 or if the stockholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding rules, including eligibility for a withholding tax reduction or exemption and the refund procedure.

4. Withdrawal Rights. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time after 12:00 midnight, New York City time, on January 5, 2026, the 40th business day after the commencement of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder; the number of Shares to be withdrawn; and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties, subject to a challenge of such determination in a court of competent jurisdiction. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5. Purchase of Shares and Payment of Purchase Price. Upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described in this Offer to Purchase, promptly following the Expiration Date, we will:

•	determine the Final Purchase Price, taking into account the number of Shares so tendered and the prices specified, or deemed specified by tendering stockholders; and

•

accept for payment and pay for (and thereby purchase) Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We intend to purchase Shares having an aggregate value of $40 million and may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay a single per Share purchase price for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Final Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person will be deducted from the Final Purchase Price unless evidence satisfactory to us of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

6. Conditional Tender of Shares. In the event of an over-subscription of the Offer, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Offer expires, if, based on the Final Purchase Price determined in the Offer, Shares representing more than $40 million (or such greater number of Shares as we may choose to purchase without amending or extending the Offer) are properly tendered and not properly withdrawn from the Offer, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below an aggregate value of $40 million (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase $40 million in value of Shares (or such greater amount as we may elect to pay, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased.

7. Conditions of the Offer. The Offer is not conditioned on any minimum number of Shares being tendered and is not subject to a financing condition. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events

(other than because of any action or inaction by us or our affiliates), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

•

there is any action pending or has been taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

•	delay or otherwise restrain, prohibit or otherwise adversely affect the consummation of the Offer or the acquisition of some or all of the Shares pursuant to the Offer;

•	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

•

materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

•	there has occurred any of the following:

•	any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter markets in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material change in United States or any other currency exchange rates or a suspension of the markets therefor;

•

a decrease of more than 10% in the market price of the Shares on the Nasdaq Stock Market or a decrease of more than 10% in the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Stock Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured as of the close of trading and from the close of trading on November 4, 2025, the last full trading day prior to the commencement of the Offer, shall have occurred;

•

the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, involving the United States, on or after November 5, 2025 that is reasonably likely to materially and adversely affect our business or the trading in the Shares;

•

any material escalation of any war or armed hostilities involving the United States which had commenced prior to November 5, 2025 that is reasonably likely to materially and adversely affect our business or the trading in the Shares;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

any tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before November 5, 2025);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 5, 2025, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us; or

•

we determine that the consummation of the Offer and the purchase of the Shares may (1) cause the Shares to be held of record by fewer than 300 persons, or (2) cause the Shares to be delisted from the Nasdaq Stock Market or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (other than because of any action or inaction by us or our affiliates), and may be waived by us, in whole or in part, at any time in our reasonable discretion on or prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the foregoing, in the event that one or more of the events described above occurs, we will as promptly as practical notify stockholders of our determination as to whether to: (i) waive or modify the applicable condition(s) and continue the Offer; or (ii) terminate the Offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to a challenge of such determination in a court of competent jurisdiction. See Section 14.

8. Price Range of Shares; Dividends. The Shares are listed and traded on the Nasdaq Stock Market under the trading symbol “HCKT.” The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices of the Shares on the Nasdaq Stock Market:

	High	Low
2023:
Fourth Quarter	$23.98	$21.22
2024:
First Quarter	$25.13	$21.99
Second Quarter	24.18	21.35
Third Quarter	27.28	21.18
Fourth Quarter	32.32	24.22
2025:
First Quarter	$32.09	$28.16
Second Quarter	29.22	23.50
Third Quarter	25.92	19.27
Fourth Quarter (through November 4)	19.21	17.66

You will no longer be a holder of record of Shares that have been validly tendered and not withdrawn and that are purchased by us pursuant to the Offer. Therefore, you will not be eligible for any benefits with respect to such validly tendered and purchased Shares that inure to holders of record on or after the Expiration Date.

In each of 2023 and 2024, the Company paid an annual dividend of $0.44 per Share on a quarterly basis. During the first quarter of 2025, the Company increased the annual dividend to $0.48 per share and paid the first quarterly dividend in April 2025, the second quarterly dividend in July 2025 and the third quarterly dividend in October 2025. In November 2025, the Company declared its fourth quarterly dividend (the “Fourth Quarterly Dividend”) for 2025 to be paid in January 2026 to stockholders of record as of December 23, 2025. The declaration and payment of future dividends on the Shares will be at the sole discretion of our Board of Directors and will depend on our profitability, the terms of any bank credit agreement (including the Credit Facility) and our financial condition, capital requirements, statutory and contractual restrictions, future prospects and other factors the Board of Directors deem relevant.

Since the Expiration Date is scheduled to occur prior to December 23, 2025, the record date for the Fourth Quarterly Dividend, you will not be entitled to the Fourth Quarterly Dividend if you tender your Shares pursuant to the Offer.

On November 4, 2025, the last full trading day prior to the commencement of the Offer, the reported closing price of the Shares on the Nasdaq Stock Market was $17.66 per Share. The Final Purchase Price determined in the Offer may be lower than the reported closing price on the Expiration Date. Stockholders are urged to obtain current market quotations for the Shares.

9. Source and Amount of Funds. Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $40 million. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $40.6 million. We intend to pay for the Shares and such fees and expenses with cash borrowed under the Credit Facility.

Summary of the Credit Facility. On November 7, 2022, we entered into a third amended and restated credit agreement (the “Original Credit Agreement”) with Bank of America, N.A., as administrative agent, and the lenders party thereto. On June 21, 2024, the Company amended the Original Credit Agreement to change its interest rate index from the Bloomberg Short-Term Bank Yield Index to the Term SOFR rate (the “Credit Agreement Amendment” and, the Original Credit Agreement, as amended by the Credit Agreement Amendment, the “Credit Agreement”). Under the Credit Agreement, the lenders agreed to lend the Company up to

$100 million from time to time pursuant to a revolving line of credit. As of November 5, 2025, there was $42.0 million outstanding under the Credit Facility.

The obligations of Hackett under the Credit Agreement are guaranteed by existing and future material domestic subsidiaries of Hackett (the “Guarantors”) and are secured by substantially all of the existing and future property and assets of Hackett and the Guarantors.

The interest rates per annum applicable to loans under the Credit Facility will be, at the Company’s option, equal to either a base rate or a Secured Overnight Financing Rate (“Term SOFR”) rate, in each case, plus an applicable margin percentage. The applicable margin percentage is determined from time to time under the Credit Agreement based on a consolidated leverage ratio, and ranges from 1.50% to 2.25% per annum in the case of Term SOFR rate advances, and 0.75% to 1.50% per annum in the case of base rate advances. The initial applicable margin percentage is 1.75% per annum in the case of Term SOFR rate advances, and 1.00% per annum in the case of base rate advances. A commitment fee is also payable on unused commitments of the Credit Facility, and varies between 0.125% and 0.50% per annum depending on a consolidated leverage ratio, with the initial level being 0.250% per annum.

All borrowings under the Credit Facility are subject to the satisfaction of customary conditions, including the absence of a default and accuracy of representations and warranties. The Credit Agreement contains customary representations, warranties, indemnities and affirmative and negative covenants. The negative covenants include, among others, certain limitations on the ability to: incur liens and indebtedness; consummate mergers, consolidations or asset sales; make guarantees and investments; and pay dividends or distributions in respect of Shares. The limitation on dividends and distributions includes an exception allowing such dividends and distributions to be made so long as the consolidated leverage ratio does not exceed 2.5 to 1.0 on a pro forma basis and no default exists. In addition to negative covenants, the Credit Agreement also contains financial maintenance covenants that require Hackett to maintain a minimum fixed charge coverage ratio of at least 1.5 to 1.0 and a consolidated leverage ratio of not more than 3.5 to 1.0, in each case as calculated in accordance with the Credit Agreement.

The Credit Agreement also includes customary events of default, including, among others, the failure to make payments under the Credit Facility when due, bankruptcy, certain judgments, breaches of representations and warranties, breaches of covenants and the occurrence of certain events, including cross default to other indebtedness of Hackett and its subsidiaries.

This summary is qualified in its entirety by reference to the Original Credit Agreement and the Credit Agreement Amendment, which were included as exhibits to the Company’s Form 8-K filed with the SEC on November 8, 2022, and the Company’s Form 10-Q filed with the SEC on August 7, 2024.

BofA Securities, Inc. is the Dealer Manager for the Offer. Bank of America, N.A., the administrative agent and a lender under the Credit Facility, is an affiliate of BofA Securities, Inc. The Dealer Manager and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services and other commercial dealings in the ordinary course of business for us, for which they received or will receive customary fees, commissions and expenses.

Repayment of Indebtedness. We currently intend to repay amounts owing under the Credit Facility from available cash flow and/or the proceeds of future indebtedness.

The Company will incur indebtedness in connection with the Credit Facility and the Offer and, as a result, will be more leveraged. Increased leverage could have certain material adverse effects on the Company, including, but not limited to, causing rating agencies to downgrade, place on negative watch or change their outlook on our debt credit rating generally. Any such downgrade, placement on negative watch or change in outlook could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

Our ability to repay expected obligations under the Credit Facility, and to meet our other debt or contractual obligations (including compliance with applicable financial covenants) will depend upon our future performance and our cash flow from operations, both of which are subject to prevailing economic conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under “Forward-Looking Statements” and the risks detailed in the “Risk Factors” section and other sections of our Annual Report on Form 10-K for the fiscal year ended December 27, 2024.

10. Certain Information Concerning Us. Hackett is a global IP platform-based Generative Artificial Intelligence (“Gen AI”) strategic consulting and executive advisory digital transformation firm. Hackett provides dedicated expertise in Gen AI enabled enterprise transformation services across front, mid and back office areas, including its highly recognized Oracle, SAP, OneStream and Coupa implementation offerings.

Availability of Reports and Other Information. We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, including restricted stock, RSUs, stock options, and other stock-based awards under the Company’s equity compensation plans granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Tender Offer Statement on Schedule TO (“Schedule TO”), which includes additional information relating to the Offer.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated therein by reference. You may also visit the Company’s website at www.thehackettgroup.com to access the Schedule TO, this Offer to Purchase and related documents.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference into this Offer to Purchase (excluding, anything herein to the contrary notwithstanding, any portions of those documents that were furnished to, rather than filed with, the SEC under applicable SEC rules including, without limitation, any information furnished pursuant to Item 2.02 of Form 8-K and any related exhibits furnished pursuant to Item 9.01 of Form 8-K):

SEC Filings	Date Filed
Annual Report on Form 10-K for the fiscal year ended December 27, 2024	February 28, 2025

Quarterly Reports on Form 10-Q	May 7, 2025, August 6, 2025, and November 5, 2025

Current Reports on Form 8-K	May 6, 2025 (Item 5.07 only) and November 4, 2025 (Item 8.01 only)

Definitive Proxy Statement for our 2025 annual meeting of shareholders	March 21, 2025

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive office located at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida 33131. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.the hackettgroup.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership. As of November 3, 2025, we had approximately 27,130,815 issued and outstanding Shares. We are offering to purchase up to $40 million in value of Shares. At the maximum Final Purchase Price of $21.00 per Share, we could purchase 1,904,761 Shares if the Offer is fully subscribed, which would represent approximately 7.02% of the issued and outstanding Shares as of November 3, 2025. At the minimum Final Purchase Price of $18.30 per Share, we could purchase 2,185,792 Shares if the Offer is fully subscribed, which would represent approximately 8.06% of the issued and outstanding Shares as of November 3, 2025. Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. All of our directors and executive officers have indicated that they do not currently intend to participate in the Offer. The equity ownership of our non-tendering directors, executive officers and affiliates will increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

As of November 3, 2025, our directors and executive officers as a group (8 persons) beneficially owned an aggregate of 2,870,092 Shares, or approximately 10.6% of the total outstanding Shares.

The following table sets forth certain information regarding the beneficial ownership of outstanding Shares as of November 3, 2025: (i) by each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding Shares; (ii) by each of the named executive officers; (iii) by each director and nominee of the Company; and (iv) by all of the Company’s directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)(12)	Percent of Class (%)(13)
Ted A. Fernandez(1)(13)	1,718,552	6.9
David N. Dungan(2)(13)	738,042	3.1
Robert A. Ramirez(3)(13)	121,522	0.4
Maria Bofill(4)(13)	3,077	*
Richard N. Hamlin(5)(13)	28,784	*
John R. Harris(6)(13)	2,154	*
Robert A. Rivero(7)(13)	—	*
Alan T.G. Wix(8)(13)	6,559	*
Royce & Associates, LP(9)	2,580,252	9.5
The Vanguard Group(10)	2,261,104	8.3
Blackrock, Inc.(11)	1,899,966	7.0
All current directors and current named executive officers as a group (8 persons)	2,870,092	10.6

*	Represents less than 1%.

(1)

Excludes 131,913 unvested performance-based restricted stock units. These unvested performance-based restricted stock units would vest upon a change of control, Mr. Fernandez’s death, disability, resignation for good reason or involuntary termination without cause. Also excludes 524,590 of Stock Price Awards (as defined below). Includes 157,091 of shares which are held in trust for the benefit of Mr. Fernandez’ children.

(2)

Excludes 69,255 unvested performance-based restricted stock units. These unvested performance-based restricted stock units would vest upon a change of control, Mr. Dungan’s death, disability, resignation for good reason or involuntary termination without cause. Also excludes 275,410 of Stock Price Awards. Includes 92,652 shares held in the DND Family Trust.

(3)

Excludes 16,201 unvested performance-based restricted stock units. Also excludes 48,000 of Stock Price Awards. These unvested performance-based restricted stock units would vest upon a change of control, Mr. Ramirez’s death, disability, resignation for good reason or involuntary termination without cause.

(4)	Excludes 3,441 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board of Directors.
(5)

Excludes 3,441 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board of Directors. Also includes 1,300 shares held by Mr. Hamlin’s wife in an individual retirement account.

(6)	Excludes 3,441 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board of Directors.
(7)	Excludes 3,441 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board of Directors.
(8)	Excludes 3,441 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board of Directors.
(9)

The information reported is based on a Schedule 13G filed with the SEC on October 14, 2025 by Royce & Associates, LP (“Royce”). The statement discloses that, as of date specified in the filing, Royce had sole voting power with respect to 2,580,252 shares of common stock and sole dispositive power with respect to 2,580,252 shares of common stock. The address for Royce is One Madison Avenue, New York, NY 10010. For additional disclosure regarding the persons affiliated with Royce and their voting and dispositive powers with regard to the Company’s common stock please refer to the Schedule 13G/A filed with the SEC on October 14, 2025.

(10)

The information reported is based on a Schedule 13G/A filed with the SEC on July 29, 2025 by The Vanguard Group (“Vanguard”). The statement discloses that, as of date specified in the filing, Vanguard had sole dispositive power with respect to 2,203,180 shares of common stock, shared voting power with respect to 32,834 shares of common stock and shared dispositive power with respect to 57,924 shares of common stock. The address for Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355. For additional disclosure regarding the persons affiliated with Vanguard and their voting and dispositive powers with regard to the Company’s common stock please refer to the Schedule 13G/A filed with the SEC on July 29, 2025.

(11)

The information reported is based on a Schedule 13G/A filed with the SEC on April 24, 2025 by BlackRock, Inc. (“BlackRock”). The statement discloses that, as of the date specified in the filing, BlackRock had sole voting power with respect to 1,872,860 shares of common stock and sole dispositive power with respect to 1,899,966 shares of common stock. The address for BlackRock is 50 Hudson Yards, New York, NY 10001. For additional disclosure regarding the persons affiliated with BlackRock and their voting and dispositive powers with regard to the Company’s common stock, please refer to the Schedule 13G/A filed with the SEC on April 24, 2025.

(12)

Includes the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying restricted stock units, options, stock appreciation rights held by that person that are currently vested or exercisable, or that will vest or become exercisable within 60 days after November 3, 2025 (or upon the occurrence of an event, such as change of control, resignation for good reason, involuntary termination without cause, death or disability) are both deemed outstanding and included in the number of shares beneficially owned by such person.
(13)	Based upon 27,130,815 shares of common stock outstanding as of November 3, 2025.

Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the 60 days prior to November 5, 2025.

Share Repurchase Program. Our Board of Directors has approved a share repurchase program under which we may acquire outstanding Shares through Rule 10b5-1 programs, open market purchases, privately negotiated transactions or otherwise as market conditions warrant, at prices we deem appropriate, and subject to applicable legal requirements and other legal factors, and on November 4, 2025, we announced that our Board of Directors approved an additional $40 million for the share repurchase program. As of November 3, 2025, there was approximately $52.6 million available for share repurchases under the share repurchase program.

The Company’s 1998 Stock Option and Incentive Plan. The Company’s 1998 Stock Option and Incentive Plan (the “Plan”) provides for the grant of stock options, restricted stock, RSUs and other equity awards to officers, directors, employees, consultants and other service providers of the Company and its subsidiaries. The Plan is administered by the Compensation Committee of the Board of Directors.

As amended, the Plan authorizes the issuance of up to 46,717,536 Shares of common stock, plus any Shares of common stock awarded under any prior stock option plan of the Company that are forfeited or otherwise terminate without the delivery of stock, and the number of Shares that can be awarded as restricted stock or RSUs is 22,880,237. Each of these limits is subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction.

As of November 3, 2025, 2,294,739 Shares were available for issuance under the Plan, which included a sublimit of 1,856,294 Shares available for issuance as restricted stock or RSUs. As of November 3, 2025, the number of issued and unvested RSUs was 2,498,820 and there were no outstanding stock options, vested or unvested.

At the time a grant of restricted stock or RSUs is made, the Board of Directors shall establish a period of time over which the grant vests subject to the continued employment of the grantee (the “Restricted Period”). Each grant of restricted stock or RSUs may be subject to a different Restricted Period. The Board of Directors may, in its sole discretion, at the time a grant of restricted stock or RSUs is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the restricted stock or RSUs. The Board of Directors also may, in its sole discretion, shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of the restricted stock or RSUs. Unless otherwise determined by the Board of Directors (i) upon a termination of a grantee’s employment other than for death or disability, unvested restricted stock and RSUs will terminate immediately, (ii) upon a grantee’s termination due to death, all restricted stock and RSUs will vest immediately and (iii) upon a grantee’s termination of employment due to disability, all restricted stock and RSUs will continue to vest for one year.

Awards granted under the Plan may vest upon a change of control of the Company (as defined in the Plan) if the awards are not assumed or substituted for by an acquiring company. Outstanding options and other awards will be adjusted in the event of a stock split, recapitalization or similar transaction.

The Company’s Employee Stock Purchase Plan. Effective July 1, 1998, the Company adopted an Employee Stock Purchase Plan to provide substantially all employees who have completed three months of service as of the beginning of an offering period an opportunity to purchase Shares of its common stock through payroll deductions. The ESPP is administered by the Compensation Committee of the Board of Directors. Purchases on any one grant are limited to 10% of eligible compensation. Shares of the Company’s common stock may be purchased by employees at six-month intervals at 95% of the fair market value on the last trading day of each six-month period. The aggregate fair market value, determined as of the first trading date of the offering period, of Shares purchased by an employee may not exceed $25,000 annually. The ESPP expires on July 1, 2028. As of July 1, 2025, a total of 132,178 Shares were available for purchase under the plan with a limit of 400,000 Shares of common stock to be issued per offering period. For plan years 2024, 2023 and 2022, 41,788 Shares, 43,668 Shares and 40,622 Shares, respectively, were issued.

Director Equity Compensation. Directors who are officers or employees of the Company or any subsidiary of the Company receive no additional compensation for serving on the Board of Directors or any of its committees. The Company’s non-employee directors currently receive an annual RSU grant equal in value to $108,000 on the date of grant. 67% of the RSUs granted under this program will vest in full on the one-year anniversary of the date of grant and 33% will vest one-third per year beginning on the first anniversary of the grant date. The RSUs will also vest upon involuntary termination of service, including change of control. Upon reaching ten years of service on the Board of Directors a member receives a RSU grant equal in number of units to his or her annual service grant for that year. Each of our non-employee directors is allowed to elect to defer the receipt of their Shares upon vesting for three years, five years or until death, disability or termination of service on our Board of Directors.

Executive Compensation. The Company’s executive compensation program applies to its three named executive officers (Messrs. Fernandez, Dungan and Ramirez). This program rewards the named executive officers for the achievement of exceptional operating results by providing significant incentive opportunities tied to the attainment of specific financial performance goals. The executive compensation program consists of two primary elements: (1) short-term compensation in the form of annual compensation, consisting of base salaries, annual cash incentive compensation and employee benefits; and (2) long-term incentive compensation in the form of performance-based RSUs which, after being earned through the achievement of performance targets, then vest over a three-year period.

In addition to the Company’s annual performance-based compensation programs, in September 2024, the Compensation Committee of the Board of Directors approved the one-time grant of performance-based restricted stock unit awards (the “Stock Price Awards”) to the Company’s named executive officers, under the Plan. The Stock Price Awards are designed to incentivize long-term out-performance of the Company’s stock price, aligning the executives’ interests with those of the Company’s stockholders while taking into account the Company’s need to aggressively pivot its capabilities to support Gen AI related consulting and implementation services and pursue the development of or acquisition of Gen AI software platforms and related capabilities to support and differentiate its offerings.

Employment Agreements. The employment agreements of our named executive officers (Messrs. Fernandez, Dungan and Ramirez), provide that the executive will become fully vested in all equity awards previously granted to the executive in the event that the executive is terminated after a Change of Control (as defined in the employment agreement). In addition, with respect to Messrs. Fernandez and Dungan, their agreements also provide for full vesting of all equity awards previously granted to the executive if the executive’s employment is terminated due to the executive’s death or disability. In addition, the Plan provides for full vesting of all equity awards granted under the Plan upon a Change of Control (as defined in the Plan), if the awards are not assumed or substituted for by an acquiring company.

The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, are a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12. Certain Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

13. Certain United States Federal Income Tax Consequences. The following discussion describes certain United States federal income tax consequences of participating in the Offer for U.S. Holders and non-U.S. Holders (each as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to differing interpretations or changes which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This discussion is for general information only and does not address all of the aspects of United States federal income taxation that may be relevant to a particular stockholder or to stockholders subject to special rules (including, without limitation, financial institutions, brokers or dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, “S” corporations, partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, former citizens or residents of the United States, tax-exempt organizations, tax-qualified retirement plans, persons subject to alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction or other risk reduction strategy, directors, employees, former employees or other persons who acquired their Shares as compensation, including upon the exercise of employee stock options, and U.S. Holders that have a functional currency other than the United States dollar). In particular, this summary does not address any tax consequences arising from the sale of Shares acquired pursuant to our employee stock purchase plan or other employee benefit plans. This summary also does not address the Medicare tax on net investment income, or tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws. This summary assumes that stockholders hold the Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that for United States federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

As used herein, the term “non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes).

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares, and each partner in such partnership, should consult its tax advisors regarding the tax consequences of participating in the Offer.

This summary is for general information only and is not intended to constitute a complete description of all tax consequences relating to the Offer. Each stockholder is urged to consult its tax advisor as to the particular United States federal income tax consequences to such stockholder of participating or not participating in the Offer and the applicability and effect of any state, local and non-U.S. tax laws and other tax consequences with respect to the Offer.

Non-Participation in the Offer.

The Offer will have no United States federal income tax consequences to stockholders that do not tender any Shares in the Offer.

Consequences of the Offer to U.S. Holders.

Characterization of the Purchase—Distribution vs. Sale Treatment. The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares exchanged or as receiving a distribution from us as described in more detail below. We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange: (a) results in a “complete redemption” of all such U.S. Holder’s equity interests in the Company, (b) results in a “substantially disproportionate redemption” with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain family members and related entities (such as corporations, partnerships, trusts, and estates) and Shares that the U.S. Holder has the right to acquire by exercise of an option.

The purchase of Shares pursuant to the Offer will result in a “complete redemption” of a U.S. Holder’s equity interests in the Company, if immediately after such purchase, such U.S. Holder directly and constructively owns no Shares. In applying the “complete redemption” test, under certain circumstances, a U.S. Holder may be able to waive constructive ownership of Shares attributed to such U.S. Holder from family members.

An exchange of Shares for cash will be a “substantially disproportionate redemption” with respect to a U.S. Holder if the percentage of the then-outstanding Shares directly or constructively owned by such U.S. Holder immediately after the exchange is less than 80% of the percentage of the then-outstanding Shares directly or constructively owned by such U.S. Holder immediately before the exchange. In addition, immediately after the exchange, such U.S. Holder must directly or constructively own less than 50% of the total combined voting power of all classes of stock of the Company entitled to vote.

If an exchange of Shares for cash fails to satisfy the “complete redemption” or “substantially disproportionate redemption” tests, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.”

U.S. Holders are advised to consult their tax advisors regarding the application of the Section 302 tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of Shares pursuant to the Offer. Contemporaneous dispositions or acquisitions of Shares (including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares directly and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed herein. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by us if any such Shares so tendered are purchased.

Sale or Exchange Treatment. If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Shares. The distribution will be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits, if any, allocable to such Shares. Such a dividend would be includible in income without reduction for the U.S. Holder’s tax basis in the Shares exchanged. Currently, dividends are taxable at a maximum rate of 20% for non-corporate U.S. Holders (including individuals) if certain holding period and other requirements are met. To the extent that amounts received pursuant to the Offer that are treated as distributions exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.

To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations), and (ii) it generally will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Consequences of the Offer to Non-U.S. Holders.

Sale or Exchange Treatment. Gain realized by a non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a “sale or exchange” under the Section 302 tests described above under “Consequences of the Offer to U.S. Holders—Characterization of the Purchase—Distribution vs. Sale Treatment” unless:

•

the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

our Shares constitute “United States real property interests” by reason of our status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. Holder’s holding period for our Shares.

A non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the disposition generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and, if such non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.

A non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the non-U.S. Holder is not considered a resident of the United States.

With respect to the third bullet point above, we believe that we have not been and are not currently a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. In the event we are a USRPHC, as long as our Shares are regularly traded on an established securities market, such as the Nasdaq Stock Market, the Shares will be treated as United States real property interests only with respect to a non-U.S. Holder that directly or constructively held more than 5% of our Shares at any time during the shorter of (i) the five-year period ending on the date of the disposition or (ii) the non-U.S. Holder’s holding period for such Shares. If gain on the disposition of Shares were subject to taxation under the third bullet point above, the non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as if such non-U.S. Holder were a U.S. Holder.

Distribution Treatment. If a non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of Shares for cash, the entire amount of cash received by such non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the non-U.S. Holder’s Shares. The treatment for United States federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of Shares will be determined in the manner described above under “Consequences of the Offer to U.S. Holders—Distribution

Treatment.” Except as described in the following paragraphs, to the extent that amounts received by the non-U.S. Holder are treated as dividends, such dividends will be subject to United States federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). To obtain a reduced rate of withholding under an income tax treaty, a non-U.S. Holder must provide a properly completed and executed IRS Form W-8BEN or Form W-8BEN-E, as applicable, certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders are advised to consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States are not subject to United States federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to United States federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from United States federal withholding tax with respect to dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States, the non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly completed and executed IRS Form W-8ECI certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.

Withholding For Non-U.S. Holders. Because, as described above, it is unclear whether the cash received by a non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made to such non-U.S. Holder, a properly completed and executed IRS Form W-8BEN or Form W-8BEN-E, as applicable, claiming such reduction or exemption. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made to such non-U.S. Holder, a properly completed and executed IRS Form W-8ECI. To the extent non-U.S. Holders tender Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such non-U.S. Holders should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any United States federal tax withheld if such stockholder meets the “complete redemption,” “substantially disproportionate redemption” or “not essentially equivalent to a dividend” tests described above under “Consequences of the Offer to U.S. Holders—Characterization of the Purchase—Distribution vs. Sale Treatment” or if the stockholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of participation in the Offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure, as well as the applicability and effect of state, local, foreign and other tax laws.

Information Reporting and Backup Withholding.

Payments made to stockholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each stockholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the stockholder’s taxpayer identification number and provide certain other information by completing, under penalties of perjury, the IRS Form W-9 included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a penalty imposed by the IRS.

Certain “exempt” recipients (including, among others, generally all corporations and certain non-U.S. Holders) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit an IRS Form W-8BEN or Form W-8BEN-E, as applicable, or other applicable Form W-8, signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). See Instruction 10 to the Letter of Transmittal.

Backup withholding is not an additional tax, but is, instead, an advance payment of tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Stockholders should consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

FATCA.

Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and related administrative guidance, a United States federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules), whether such institutions or entities hold Shares as beneficial owners or intermediaries, unless specified requirements are met. Because, as discussed above, the Depositary or other applicable withholding agent may treat amounts paid to non-U.S. Holders in the Offer as dividends for withholding purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules on their disposition of Shares pursuant to the Offer.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

14. Extension of the Offer; Termination; Amendment. We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for

Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the public announcement shall be made no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•

we increase or decrease the price range to be paid for Shares or increase or decrease the value of Shares sought in the Offer (and thereby increase or decrease the number of Shares purchasable in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the Offer will be extended until such date as is required so that there will be at least ten business days until the expiration of the Offer, subject to applicable law.

If we increase the value of Shares purchased in the Offer such that the additional amount of Shares accepted for payment in the Offer does not exceed 2% of the outstanding Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer. See Section 1.

15. Fees and Expenses. We have retained BofA Securities, Inc. to act as the Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Manager will receive a reasonable and customary fee for these services and we have agreed to reimburse the Dealer Manager for certain out-of-pocket expenses. We have also agreed to indemnify the Dealer Manager against liabilities in connection with the Offer. The Dealer Manager and its affiliates may actively trade our debt and equity securities for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in our securities, including the Shares. The Dealer Manager and its affiliates may tender shares into the Offer for their own account and for the accounts of customers. Bank of America, N.A., an affiliate of BofA Securities, Inc., is acting as the administrative agent under the Credit Facility and is a lender under such facility.

We have retained Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, e-mail and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 hereof and Instruction 7 in the Letter of Transmittal.

We are subject to the 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations. The amount of the excise tax that will apply to us is generally 1% of the fair market value of any Shares repurchased during the taxable year (including Shares repurchased pursuant to the Offer), as reduced, generally, by the fair market value of any new stock issued during the same taxable year. The excise tax will not apply to a repurchase of Shares that is treated as a dividend for United States federal income tax purposes. Whether a repurchase of Shares from a holder is treated as a dividend for United States federal income tax purposes will depend upon such holder’s particular circumstances. See Section 14. However, proposed Treasury Regulations addressing the excise tax contain a rebuttable presumption that any stock repurchase is not treated as a dividend.

16. Miscellaneous. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning the Company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Dealer Manager, the Information Agent or the Depositary.

WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE HACKETT GROUP, INC., ANY MEMBER OF THE BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

THE HACKETT GROUP, INC.

November 5, 2025

The Letter of Transmittal and certificates for Shares, and any other required documents, should be sent or delivered by each stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.

The Depositary for the Offer is:

By Mail:	By Express or Overnight Delivery:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions; COY: ANSR	c/o Voluntary Corporate Actions; COY: ANSR
P.O. Box 43011	150 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the following page. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone numbers or address set forth on the following page. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

51 West 52nd Street, 6th Floor

New York, NY 10019

Shareholders, Banks and Brokers

Toll Free: (866) 989-5463

The Dealer Manager for the Offer is:

BofA Securities, Inc.

Bank of America Tower

One Bryant Park

New York, New York 10036

Call toll-free: (888) 803-9655